Exhibit 4.2

GREGG APPLIANCES, INC.,

as Issuer,

HHG DISTRIBUTING, LLC,

as Subsidiary Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

Indenture

Dated as of February 3, 2005

$165,000,000

9% Senior Notes due 2013

Exhibit A – Form of Note
Exhibit B – Form of Certificate of Transfer
Exhibit C – Form of Certificate of Exchange
Exhibit D – Form of Certificate from Acquiring Institutional Accredited Investor
Exhibit E – Form of Guarantee

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	N/A
(b)	7.10
(c)	N/A
311 (a)	7.11
(b)	7.11
(c)	N/A
312 (a)	N/A
(b)	13.03
(c)	13.03
313 (a)	7.06
313 (b)	7.06
(b)(1)	N/A
(b)(2)	N/A
(c)	7.06
(d)	7.06
314 (a)	N/A
(b)	N/A
(c)(1)	N/A
(c)(2)	N/A
(c)(3)	N/A
(d)	N/A
(e)	N/A
(f)	N/A
315 (a)	N/A
(b)	7.05
(c)	N/A
(d)	N/A
(e)	N/A
316 (a)(1)(A)	N/A
(a)(1)(B)	N/A
(a)(2)	N/A
(b)	N/A
(c)	N/A
317 (a)(1)	N/A
(a)(2)	N/A
(b)	N/A
318 (a)	N/A
(b)	N/A
(c)	13.01

N/A means Not Applicable

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE, dated as of February 3, 2005, among GREGG APPLIANCES, INC., an Indiana corporation (the “Company”), HHG DISTRIBUTING, LLC, an Indiana limited liability company (“Subsidiary Guarantor”), and Wells Fargo Bank, National Association, as Trustee.

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance, initially, of up to $165,000,000 aggregate principal amount of the Company’s 9% Senior Notes due 2013 (the “Notes”) issuable as provided in this Indenture. All actions necessary to make this Indenture a valid and legally binding agreement of the Company and the Subsidiary Guarantor, in accordance with its terms, have been taken.

Each party agrees as follows for the benefit of the other parties and for the benefit of the Holders:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) any transaction pursuant to which any Person shall become a Restricted Subsidiary of the Company or shall be consolidated or merged with the Company or any Restricted Subsidiary of the Company; or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of assets of any Person comprising all or substantially all of the assets of such Person or of a division or line of business of such Person; provided that the assets acquired are related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such acquisition.

“Asset Sale” means: (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Section 4.16 and/or Section 5.01 and not by Section 4.11 and (2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries. Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales: (a) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million; (b) a transfer of assets between or among the Company and its Restricted Subsidiaries; (c) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (d) the sale or lease of equipment, inventory, accounts receivable, fixtures, leasehold improvements or other assets in the ordinary course of business; (e) the sale or other disposition of cash or Cash Equivalents; (f) the payment of a dividend that is permitted by Section 4.10 hereof; (g) the lease of delivery vehicles to any Person that is not an Affiliate of the Company in connection with an outsourcing transaction approved by the Board of Directors; and (h) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1) 85% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries; plus

(2) 65% of the net book value of all inventory of the Company and its Restricted Subsidiaries;

all calculated on a consolidated basis in accordance with GAAP by reference to the consolidated balance sheet of the Company as of the most recent month for which such a balance sheet of the Company is available. In the event that information with respect to any element of the Borrowing Base is not available as of any date, then the most recently available information shall be utilized.

“Build-to-Suit Sale and Leaseback Transaction” means, in respect of any real property acquired and improved by the Company or any of its Restricted Subsidiaries (whether before or after the date hereof) solely in connection with the opening of a new store, warehouse or distribution center, any transaction occurring after the Closing Date whereby such real property is sold by and leased back to the Company or such Restricted Subsidiary within a period ending not later than 18 months after the date on which construction work to improve such real property commenced; provided that such property was purchased by the Company or such Restricted Subsidiary no more than one year prior to such commencement date.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in the City of New York, the City of Indianapolis, Indiana or the City of Minneapolis, Minnesota are required or authorized by law or governmental action to be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means: (1) United States dollars; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months (or longer in the case of securities used to defease the Notes pursuant to Section 8.02 hereof) from the date of acquisition (including repurchase agreements and reverse repurchase agreements relating to such securities); (3) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year from the date of acquisition, and having, at the time of acquisition, a credit rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (4) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (5) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above; (6) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within six months after the date of acquisition; and (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following: the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder; (2) the adoption of a plan relating to the liquidation or dissolution of the Company; (3) (a) prior to the occurrence of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becomes the ultimate beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company; and (b) after the occurrence of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company, and the Permitted Holders beneficially own a lesser percentage of such voting power of the Voting Stock than such Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company’s Board of Directors; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes, directly or indirectly, the beneficial owner of 35% or more of the voting power of all classes of Voting Stock of the surviving or transferee Person (unless the Permitted Holders beneficially own an equal or greater percentage of such voting power of the Voting Stock than such Person and have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company’s Board of Directors).

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Commission” means the Securities and Exchange Commission.

“Company” means the party named as such above, until a successor replaces such Person in accordance with the terms of this Indenture, and thereafter means such successor.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus (or in the case of (5) minus): (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) Fixed Charges to the extent deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash asset impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (4) to the extent deducted in computing such Consolidated Net Income, expenses and charges resulting from (a) the Recapitalization or (b) any other equity offerings, investments, mergers, recapitalizations, option buyouts, dispositions, acquisitions or similar transactions (provided that, in the case of this clause (b), any such expenses and charges shall have been incurred prior to or no later than three months following the consummation of such transaction); minus (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case on a basis consistent with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount of Consolidated Net Income of such Restricted Subsidiary would be permitted, at the date of determination, to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof; (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders; (3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded; (4) the cumulative effect of a change in accounting principles shall be excluded; (5) non-cash expenses or charges arising from the grant, issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any stock, stock options or other equity-based awards shall be excluded; (6) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; (7) an amount equal to the ESP Adjustment Amount for such period shall be included; and (8) with respect to any period or portion of any period preceding the date hereof, Consolidated Net Income shall be determined without applying FASB, Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN46R”) or EITF Issue No. 90-15, Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions (“EITF Issue No. 90-15”) and EITF Topic No. D-14, Transactions involving Special-Purpose Entities (“EITF Topic No. D-14”).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date hereof; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means, for purposes of presentation or surrender of Notes for payment, registration, transfer, exchange or purchase or for service of notices or demands upon the Company, the office of the Trustee at which at any particular time its corporate trust business shall be administered (which at the date hereof is located at 213 Court Street, Suite 703, Middletown, CT 06457), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2005 by and among the Company, the Subsidiary Guarantor, Congress Financial Corporation (Central), as Administrative Agent and Collateral Agent, and Wachovia Capital Markets LLC, as Sole Lead Arranger and Bookrunner, and the other lenders named therein and all amendments thereto, together with the related documents thereto (including, without limitation, security documents, notes, instruments and other agreements in connection therewith), in each case, as amended from time to time by one or more credit agreements (including any amendment or restatement thereof), including any agreements adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, in each case, in the bank credit market.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the surviving Person) or the sale, assignment, or transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ESP Adjustment Amount” means, with respect to the Company and for any period, the excess of (i) the unamortized portion of revenue from the sale of the Company’s Extended Service Plans (“ESPs”) with respect to consumer electronics products during such period over (ii) the sum of the unamortized portion of the commission expense with respect to the sale of such ESPs and the fees that would have been payable to the third-party provider with respect to such ESPs had such ESPs been sold as third-party ESPs (under which the Company is not the obligor) on a basis and under terms similar to the third-party ESPs sold with respect to appliances.

“Euroclear” means Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Notes” means the Notes issued in the Registered Exchange Offer in accordance with Section 2.07(f) hereof.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness (other than Indebtedness under the Credit Agreement) in existence on the date hereof, including the Subordinated Notes, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution (unless provided otherwise in this Indenture).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than working capital borrowings in the ordinary course of business) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or discharge of Indebtedness, or such issuance, repurchase, redemption, defeasance or discharge of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For the avoidance of doubt, notwithstanding the exclusion of working capital borrowings in the ordinary course of business from the pro forma requirements set forth in the immediately preceding sentence, actual interest paid or accrued during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be included in the calculation of Fixed Charges. In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving effect to any Pro Forma Cost Savings; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and (4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of twelve months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means (subject to the last sentence of this definition), with respect to any specified Person for any period, the sum, without duplication, of: (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, the amount of which shall be the portion of interest equal to the proportionate amount (if less than all) of such Indebtedness of such other Person so guaranteed or secured by such Lien; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; less the amortization during such period of debt issuance and deferred financing costs, commissions and fees; provided, however, that the aggregate amount of amortization relating to such debt issuance and deferred financing costs, commissions and fees (other than such debt issuance and deferred financing costs, commissions and fees incurred in connection with the Recapitalization) deducted in calculating Fixed Charges shall not exceed 3.5% of the aggregate amount of the financing giving rise to such debt issuance and deferred financing costs, commissions and fees. With respect to any period or portion of any period preceding the date hereof, any interest expense attributable solely to the consolidation of related party entities pursuant to FIN 46R or EITF Issue No. 90-15 and EITF Topic No. D-14 shall not be included in the definition of “Fixed Charges.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board, which are in effect on the date hereof.

“Global Note Legend” means the legend set forth in Section 2.07(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, as appropriate, issued in accordance with Section 2.01 hereof.

“Government Securities” means, securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements or by agreements to keep-well, to purchase assets, goods, securities, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or floating to fixed), interest rate cap agreements, interest rate collar agreements and other similar agreements or arrangements; (2) commodity swap agreements, commodity option agreements, forward contracts and other similar agreements or arrangements; and (3) foreign exchange contracts, currency swap agreements and other similar agreements or arrangements.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (i) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (ii) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations described in clause (5) below entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement; (3) in respect of banker’s acceptances; (4) representing Capital Lease Obligations; (5) representing the balance deferred and unpaid of the purchase price of any property or services which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business (other than a trade payable that is covered by an inventory floor planning program and that continues to be unpaid on or after the fifteenth day after the due date specified therefor under the terms of the agreement or instrument governing such trade payable); (6) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or (7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and

(y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person to the extent of the amount of Indebtedness covered by such Guarantee. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock. The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be: (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount thereof, together with any interest thereon that is more than thirty (30) days past due, in the case of any other Indebtedness; provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Board of Directors, independent and qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Initial Purchasers” means Wachovia Capital Markets, LLC and Jefferies & Company, Inc.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees or other arrangements, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, relocation, ordinary business expenses and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.10. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date hereof, which is the date on which the Notes are originally issued under this Indenture.

“Letter of Transmittal” means the Letter of Transmittal to be prepared by the Company and sent to all Holders for use by such Holders in connection with the Registered Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 19, 2004, by and among the Company, Gregg Investment Corporation, LLC, GIC Corporation and the sellers named therein, as amended by the First Amendment to Agreement and Plan of Merger, dated as of January 13, 2005, by and among such parties, and as amended by the Second Amendment to the Agreement and Plan of Merger, dated as of February 2, 2005, by and among such parties.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain or loss, together with any related provision for taxes on such gain (or loss), realized, in connection with (a) any asset sale outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness owed by Persons other than the Company or a Restricted Subsidiary of the Company and secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (5) any reserve, established in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company after such Asset Sale, (6) any reserves established in accordance with GAAP with respect to the purchase price adjustments or indemnification obligations relating to such Asset Sale or otherwise in connection with such Asset Sale and (7) any reserve for adjustment of purchase price in respect of the sale price of such asset or assets or post-employment severance or related amount, established in accordance with GAAP.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the 9% Senior Notes due 2013 of the Company. For all purposes of this Indenture, the term “Notes” shall include the Notes initially issued on the Issue Date, any Exchange Notes to be issued and exchanged for any Notes pursuant to the Registration Rights Agreement and this Indenture and any other Notes issued after the Issue Date under this Indenture. For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum dated January 27, 2005 related to the offering of the Notes on the Issue Date.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer or the Treasurer of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers, one of which must be the principal executive, principal financial or principal accounting officer of such Person, that satisfies the requirements set forth in Sections 13.04 and 13.05 hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, satisfying the requirements of Sections 13.04 and 13.05, as they relate to an Opinion of Counsel. The counsel may be an employee of or counsel to the Company (or any Subsidiary Guarantor, if applicable).

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Parent Entity” means Gregg Investment Corporation, LLC and its successors.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company or its Restricted Subsidiaries on the date hereof and other businesses related, ancillary or complementary to, or a reasonable extension of, the business of the Company or its Restricted Subsidiaries on the date hereof.

“Permitted Holder” means (i) each of Jerry Throgmartin, Gregg Throgmartin and Dennis L. May for so long as such person is a shareholder in, and a member of the senior management of, the Company and (ii)(a) Freeman Spogli & Co. LLC (and any successor entity thereof or other entity controlled by the principals of Freeman Spogli & Co. LLC (other than any of its portfolio companies)) and (b) FS Equity Partners V, L.P., FS Affiliates V, L.P. and any other investment partnerships or limited liability companies formed by the Persons described in clause (ii)(a) for so long as any such investment partnership or limited liability company is controlled by the Persons described in clause (ii)(a); provided, however, that, solely for purposes of determining whether or not a Change of Control under clause 3(b) of the definition thereof has occurred, the aggregate Voting Stock of the Company Beneficially Owned, directly or indirectly, by any of the limited partners or members, as applicable, of FS Equity Partners V, L.P., of FS Affiliates V, L.P. or of any other investment partnerships or limited liability companies formed by the Persons described in clause (ii)(a) that shall have invested as a co-investor or on a side-by-side basis with such investment funds in the Parent Entity in connection with the Recapitalization may be treated as Voting Stock of the Persons described in clause (ii)(a) or (b) unless, on the relevant date of determination, such limited partners Beneficially Own, directly or indirectly, an equal or greater aggregate percentage of voting power of the Voting Stock of the Company than the aggregate percentage Beneficially Owned, directly or indirectly, by the Persons described in clause (ii)(a) or (b) without giving effect to this proviso.

“Permitted Investments” means: (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (2) any Investment in Cash Equivalents; (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary of the Company that is a Subsidiary Guarantor; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.11; (5) Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (6) other Investments in any Person that is not an Affiliate of the Company having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) since the date hereof, not to exceed $10.0 million; (7) loans or advances to employees of the Company or any Subsidiary Guarantor in the ordinary course of business or in connection with the purchase of Equity Interests of the Company; (8) any Investments received in compromise or resolution of (a) obligations of creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates; and (9) repurchases of the Notes.

“Permitted Liens” means: (1) Liens on the assets of the Company and any Subsidiary Guarantor securing Indebtedness that is incurred under by clause (1) or (11) of the second paragraph of Section 4.09 hereof; (2) Liens securing the Notes and any Subsidiary Guarantees; (3) Liens in favor of the Company or any Restricted Subsidiary; (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary; (5) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary; (6) Liens existing on the date hereof; (7) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding; (8) Liens to secure Indebtedness permitted by clause (4) of the second paragraph of Section 4.09 hereof covering only the assets (and any proceeds thereof) acquired with or financed by such Indebtedness and incurred within 180 days after the date of the acquisition, or the completion of the construction or improvement, thereof; (9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (10) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations; (11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations; (12) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries; (13) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (14) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance, return-of-money or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, or to secure obligations under leases, contracts and other similar obligations (exclusive of obligations for the payment of borrowed money); (15) Liens in favor of collecting or payor banks or credit card issuers or processors having a right of setoff, revocation, refund or charge back with respect to credit balances or money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank; (16) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense; (17) Liens arising from precautionary UCC financing statements regarding operating leases or consignments; (18) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (19) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced; (20) unperfected Liens upon specific items of inventory or other goods purchased by the Company or its Restricted Subsidiaries in the ordinary course of business in favor of the vendors thereof; (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods that are incurred in the ordinary course of business; and (22) Liens upon specific items of inventory subject to inventory financing programs maintained by the Company in favor of the Persons providing such programs.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any customary expenses and premiums incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and is subordinated in right of payment to, the Notes or such Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is pari passu or subordinated in right of payment to the Notes; and (5) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period for which the Fixed Charge Coverage Ratio is calculated, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition of a business entity, or property and assets constituting a division or line of business, that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date hereof, (ii) were actually implemented by the business that was the subject of such acquisition within six months after the date of such acquisition and prior to the Calculation Date and are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of such acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of such acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officer’s certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Public Equity Offering” means an offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

A “Public Market” shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

“Recapitalization” means the recapitalization transaction contemplated by the Merger Agreement.

“QIB” means a qualified institutional buyer as that term is defined in Rule 144A.

“Registered Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof among the Company, the Subsidiary Guarantor and the Initial Purchasers, or any other Registration Rights Agreement executed in connection with the issuance of Notes after the Issue Date, as the case may be.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Retained Equity Interests” means the Equity Interests in the Company retained by Jerry Throgmartin, Gregg Throgmartin and Dennis May upon consummation of the Recapitalization.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred but excluding any Build-to-Suit Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” means the registration statement filed by the Company in connection with the offer and sale of Notes pursuant to the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X promulgated under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Notes” means the 6% Junior Subordinated Notes due 2015 issued, on the date hereof, by the Company in an aggregate principal amount of $25.0 million in favor of certain of the sellers named in the Merger Agreement.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes on a senior basis, as further described in Article Eleven hereof.

“Subsidiary Guarantors” means (1) each direct or indirect Domestic Subsidiary of the Company and (2) any other Subsidiary that executes a Guarantee of the Notes in accordance with the provisions of this Indenture; and their respective successors and assigns until released from their obligations under their Guarantees and this Indenture in accordance with the terms of this Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date hereof, except as provided in Section 9.03; provided, however, that if the TIA is amended after the date hereof, “TIA” means, to the extent required by any such amendment, the TIA as so amended.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.17 hereof, and any Subsidiary of such Subsidiary.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Person” means a U.S. person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02.	Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.14
“Asset Sale Offer”	4.11
“Authentication Order”	2.02
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.16
“Change of Control Payment”	4.16
“Change of Control Payment Date”	4.16
“Covenant Defeasance”	8.02
“CUSIP”	2.13
“Custodian”	6.01
“DTC”	2.04
“Event of Default”	6.01
“Excess Proceeds”	4.11
“Legal Defeasance”	8.02
“Note Register”	2.04
“Offer Amount”	4.11
“Offer Period”	4.11
“Paying Agent”	2.04
“Permitted Debt”	4.09
“Purchase Date”	4.11
“Registrar”	2.04
“Restricted Payments”	4.10

Section 1.03.	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms, if used in this Indenture, have the following meanings:

“Commission” means the Commission.

“indenture securities” means the Notes and the Subsidiary Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Subsidiary Guarantor and any other obligor on the Notes or the Subsidiary Guarantees.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule have the meanings assigned to them therein.

Section 1.04.	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) any gender used in this Indenture shall be deemed to include the neuter, masculine or feminine genders;

(6) provisions apply to successive events and transactions; and

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subdivision.

ARTICLE TWO

THE NOTES

Section 2.01.	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Indenture. To the extent any provision of any Note conflicts with the express provision of this Indenture, the provisions of this Indenture shall control. The Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock exchange rule, agreements to which the Company is subject and/or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in denominations of $1,000 and integral multiples thereof. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture.

(a) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(b) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02.	Execution and Authentication.

Two Officers of the Company shall sign the Notes for the Company, by manual or facsimile signature.

If an Officer of the Company whose signature is on a Note no longer holds that office at the time such Note is authenticated such Note shall be valid nevertheless.

A Note shall not be valid until authenticated by the manual or facsimile signature of the Trustee. The signature of the Trustee shall be conclusive evidence that a Note has been authenticated in accordance with the terms of this Indenture.

The Trustee, upon a written order of the Company signed by two Officers of the Company (an “Authentication Order”), shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order. Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent of the Trustee. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

Section 2.03.	[Reserved].

Section 2.04.	Registrar and Paying Agent.

The Company shall maintain (i) an office or agency where the Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”); and (ii) an office or agency where the Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Holders and of the transfer and exchange of such Notes (the “Note Register”). The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” shall include any such additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Company shall notify the Trustee and the Trustee shall, at the Company’s expense, notify the Holders of the name and address of any Agent not a party to this Indenture. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, as appropriate, and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as (i) Registrar and Paying Agent, (ii) Note Custodian with respect to the Global Notes and (iii) agent for service of notices and demands in connection with the Notes.

Section 2.05.	Paying Agent to Hold Money in Trust.

On or prior to each due date of the principal of, premium, if any, and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee and accounting for any funds disbursed, the Paying Agent (if other than the Company or one of its wholly owned Subsidiaries) shall have no further liability for the money delivered to the Trustee. If the Company or one of its wholly owned Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

Section 2.06.	Lists of Holders of Notes.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders. If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least ten Business Days before each interest payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of Notes held by each such Holder of Notes.

Section 2.07.	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes shall be exchanged by the Company for Definitive Notes if:

(i) the Company delivers to the Trustee notice from the Depositary that (a) it is unwilling or unable to continue to act as Depositary or (b) it is no longer a clearing agency registered under the Exchange Act and, in the case of (a) and (b), a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes; or

(iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Except as otherwise provided above in this Section 2.07(a), every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon consummation of a Registered Exchange Offer by the Company in accordance with Section 2.07(f) hereof, the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.07(h) hereof.

(iii) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Registered Exchange Offer in accordance with the Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the relevant certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 promulgated under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) and (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(b) thereof, if applicable; or

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Registered Exchange Offer in accordance with the Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the relevant certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Registered Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the relevant certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer is being made to a QIB in accordance with Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer is being made to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C) if the transfer is being made to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(b) thereof, if applicable; and

(D) if the transfer is being made to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item 3(b) thereof.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Registered Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the relevant certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Registered Exchange Offer. Upon the occurrence of the Registered Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Registered Exchange Offer, or (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Registered Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount. Any Notes that remain outstanding after the consummation of the Registered Exchange Offer, and Exchange Notes issued in connection with the Registered Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT:

(A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY

(i) (a) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 UNDER THE SECURITIES ACT, (c) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL, IF THE ISSUER SO REQUESTS),

(ii) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, OR

(iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT

AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND

(B) THE HOLDER SHALL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.11, 4.16 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company or the Registrar, as applicable, shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow by first class mail.

(j) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any Indirect Participant, Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant with respect to any ownership interest in the Notes or with respect to the delivery to any Indirect Participant, Participant or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of Indirect Participants shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants and Indirect Participants.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to make any required delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.08.	Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Company’s and the Trustee’s requirements for the replacements of Notes are met. If required by the Trustee or the Company, an indemnity bond shall be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Company may charge for its expenses (including fees and expenses of the Trustee) in replacing a Note.

Every replacement Note shall be an obligation of the Company and shall be entitled to all benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09.	Outstanding Notes; Treasury Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. A Note does not cease to be outstanding because the Company, a Subsidiary Guarantor or any of their respective Subsidiaries or Affiliates of the Company holds such Note.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary Guarantor or an Affiliate of the Company shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.

If a Note is replaced pursuant to Section 2.08, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that such replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If the Paying Agent holds (or segregates if the Company is the Paying Agent) in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest thereon shall cease to accrue.

Section 2.10.	Temporary Notes.

Until certificates in definitive form for the Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate certificates in temporary form for the Notes. Certificates in temporary form for the Notes shall be substantially in the form of certificates in definitive form for the Notes but may have such variations as the Company and the Trustee consider appropriate for certificates in temporary form for the Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate certificates in definitive form for the Notes in exchange for certificates in temporary form for the Notes. Until such exchange, certificates in temporary form for the Notes shall be entitled to the same rights, benefits and privileges as certificates in definitive form for the Notes.

Section 2.11.	Cancellation.

The Company or any Subsidiary Guarantor at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation, and shall dispose of such canceled Notes in its customary manner.

Section 2.12.	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay such defaulted interest in any lawful manner. The Company may pay such defaulted interest to the Persons who are Holders on a subsequent special record date, which date shall be at least five Business Days prior to the payment date, in each case at the rate provided in the Notes. The Company shall fix or cause to be fixed any such special record date and payment date, and, at least 15 days prior to the special record date, the Company (or upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to each Holder of a Note a notice that states such special record date, such related payment date and the amount of any such defaulted interest to be paid to Holders.

Notwithstanding the foregoing, any defaulted interest which is paid prior to the expiration of the grace period provided in Section 6.01 (1) hereof shall be paid to the Holders of the Notes (in addition to any interest otherwise due) as of the regular record date for interest that has not been paid.

Section 2.13.	CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and, if the Company shall do so, the Trustee shall use such CUSIP number in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in such notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in a CUSIP number.

Section 2.14.	Persons Deemed Owners.

The Company, any Subsidiary Guarantor, the Trustee, any Paying Agent and any authenticating agent may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payments of principal of, premium, if any, or interest on such Note and for all other purposes. None of the Company, any Subsidiary Guarantor, the Trustee, any Paying Agent or any authenticating agent shall be affected by any notice to the contrary.

Section 2.15.	Issuance of Additional Notes.

The Company may, subject to Article Four hereof and applicable law, issue additional Notes under this Indenture. The Notes issued on the Issue Date and any additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE THREE

REDEMPTION

Section 3.01.	Notice to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of paragraph 7 of the Notes, it shall furnish to the Trustee, at least 45 days before the redemption date (unless a shorter period shall be acceptable to the Trustee), an Officers’ Certificate setting forth the redemption date, the principal amount of Notes to be redeemed and the redemption price.

Section 3.02.	Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in multiples of $1,000 pro rata, by lot or by any other method that the Trustee considers fair and appropriate; provided that if the Notes are listed on any securities exchange, that such method complies with the requirements of such exchange. The Trustee shall make the selection from outstanding Notes not previously called for redemption not less than thirty (30) nor more than sixty (60) days prior to the redemption date. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1,000. Notes and portions of them it selects shall be in amounts of $1,000 or whole multiples of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes selected for redemption.

Section 3.03.	Notice of Redemption.

(a) At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) the aggregate principal amount of Notes being redeemed;

(4) the name and address of the Paying Agent;

(5) if applicable, that Notes called for redemption must be surrendered to the Paying Agent at the address specified in such notice to collect the redemption price;

(6) that, unless the Company defaults in the payment of the redemption price or accrued interest, interest on Notes called for redemption ceases to accrue on and after the redemption date and the only remaining right of the Holders is to receive payment of the redemption price and accrued interest upon surrender to the Paying Agent of the Notes;

(7) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(8) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(9) the CUSIP number of the Notes.

(b) At the Company’s request, the Trustee shall give the notice of redemption required in Section 3.03(a) in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least 45 days prior to the redemption date (unless a shorter period shall be acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

Section 3.04.	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date at the redemption price. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, plus accrued interest to the redemption date.

Section 3.05.	Deposit of Redemption Price.

On or prior to 10:00 a.m. Eastern Time on the redemption date, the Company shall deposit with the Paying Agent funds available not later than 10:00 a.m. Eastern Time on the redemption date sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money so deposited which is not required for that purpose upon the written request of the Company, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

If any Note called for redemption shall not be so paid upon redemption because of the failure of the Company to comply with the preceding paragraph, interest shall continue to be payable on the unpaid principal and premium, if any, including from the redemption date until such principal and premium, if any, is paid, and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.	Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder, at the expense of the Company, a new Note equal in aggregate amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

Section 4.01.	Payment of Notes.

The Company shall pay the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent holds (or segregates if the Company is the Paying Agent), as of 10:00 a.m. Eastern Time, on that date money deposited by the Company designated for and sufficient to pay all principal, premium, if any, and interest then due. Reference in this Indenture and the Notes to “interest” with respect to the Notes shall include any additional interest that accrues on the Notes as a result of the provisions of the Registration Rights Agreement, which additional interest on the Notes shall be due and payable as provided by the Registration Rights Agreement.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, and premium, if any, at the rate borne by the Notes to the extent lawful; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02.	Commission Reports.

(a) Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the Trustee, following the consummation of the Registered Exchange Offer for the Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the Registered Exchange Offer for the Notes, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, for so long as any Notes remain outstanding, if at any time the Company is not required to file with the Commission the reports required by paragraphs (a) and (b) of this Section 4.02 the Company and the Subsidiary Guarantor shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) Delivery of such reports, information, and documents to the Trustee pursuant to the provisions of this Section 4.02 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.03.	Compliance Certificates.

(a) The Company (and each Subsidiary Guarantor to the extent that the Subsidiary Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries (or such Subsidiary Guarantor and its Subsidiaries) during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company (or such Subsidiary Guarantor) has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company (or such Subsidiary Guarantor) has kept, observed, performed and fulfilled its obligations under this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company (or such Subsidiary Guarantor) is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company (or such Subsidiary Guarantor) is taking or proposes to take with respect thereto.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.04.	Maintenance of Office or Agency.

The Company shall maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company initially designates the Trustee, at the Corporate Trust Office of the Trustee to be its agent for purposes of the preceding sentence. The Company shall give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.05.	Corporate Existence.

Subject to the provisions of Article Five hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary and all rights (charter and statutory) and franchises of the Company and the Restricted Subsidiaries; provided that the Company shall not be required to preserve the existence of any Restricted Subsidiary, or any such right or franchise, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder; and provided further, that the foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture.

Section 4.06.	Waiver of Stay, Extension or Usury Laws.

Each of the Company and the Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Subsidiary Guarantor (to the extent that it may lawfully do so), hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.	Payment of Taxes and Other Claims.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.08.	Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.09.	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company shall not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any preferred stock; provided, however, that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $85 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding permanent commitment reduction thereunder) pursuant to Section 4.11 hereof and (b) the Borrowing Base;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date hereof and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness (including, without limitation, Capital Lease Obligations, mortgage financings or purchase money obligations), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or other assets used or useful in the business of the Company or the Subsidiary Guarantor (whether through the direct purchase of assets or the Capital Stock of any Person owing such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (2), (3), (4), (5) or (11) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(c) Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Subsidiary Guarantor;

(7) the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu to the same extent as the Indebtedness Guaranteed;

(8) the incurrence by the Company of Indebtedness to the extent the proceeds thereof are deposited to defease all outstanding Notes in the manner described in Sections 8.01 and 8.02;

(9) (i) Indebtedness of the Company or any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its

Restricted Subsidiaries pursuant to such agreements, in any case, incurred in connection with the Recapitalization or the acquisition or disposition of any business or assets, so long as (in the case of a disposition) the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary of the Company in connection with such disposition, and (ii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary to provide security for workers’ compensation claims, unemployment insurance claims or other types of social security claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, unemployment insurance claims or other types of social security claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days; and

(11) the incurrence by the Company or any Subsidiary Guarantor of other Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace, defease or discharge any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million at any time outstanding.

For purposes of determining compliance with this Section 4.09, if any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09. Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

Section 4.10.	Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, except scheduled payments of interest or installments of principal, or payments of principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) of this Section 4.10(a) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date hereof (excluding Restricted Payments permitted by clauses (2), (3), (5) and (9) of the next succeeding paragraph (b)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date hereof to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds, and the fair market value of the property other than cash received by the Company since the date hereof as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) without duplication, 100% of the sum of

(I)	the aggregate amount returned in cash on or with respect to Restricted Investments made after the date hereof, whether through interest payments, dividends or other distributions or payments;

(II)	the Net Proceeds received from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(III)	upon designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (I), (II) and (III) above shall not exceed the aggregate amount of all such Investments made by the Company or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after the date hereof.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

(1) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from a substantially concurrent contribution in cash of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (a);

(3) the defeasance, redemption, repurchase or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (a);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7) dividends paid on shares of Disqualified Stock of the Company issued in accordance with Section 4.09 hereof;

(8) (a) the repurchase, redemption or other acquisition or retirement for value (other than by way of cancellation of stock purchase notes in exchange for the surrender of such Equity Interests) of any Equity Interests of the Company or any Restricted Subsidiary of the Company or (b) the payment of dividends or the making of advances by the Company to the Parent Entity to enable the Parent Entity to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Parent Entity, in the case of (a) or (b), held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders agreement or similar agreement; provided, that the aggregate of all amounts paid by the Company under (a) and (b) (net of the amount of any cash received from the substantially concurrent issuance of new Equity Interests to other employees of the Company or any Restricted Subsidiary of the Company (provided that such amount shall be excluded from clause (3)(b) of the preceding paragraph (a))) may not exceed $1.5 million in any twelve-month period; and provided further that the Company, as a designee of the Parent Entity, may purchase Equity Interests held by Dennis L. May pursuant to the Parent Entity’s rights of first refusal under the stockholders agreement upon a permitted transfer of stock by Mr. May following his termination of employment without “cause” (as defined in his employment agreement), in an aggregate principal amount not to exceed $7.0 million;

(9) the repurchase pursuant to the Merger Agreement of all of the Equity Interests of the Company other than Retained Equity Interests;

(10) the purchase or redemption of (a) Indebtedness that is subordinated to the Notes (including Indebtedness under the Subordinated Notes, subject to the terms of the Subordinated Notes) or (b) preferred stock of the Company held by Persons that are not Affiliates of the Company, in the case of each of (a) and (b), utilizing any Net Cash Proceeds remaining after the Company has complied with the other requirements of Sections 4.11 and 4.16;

(11) dividends, loans or advances, in an aggregate amount not exceeding $500,000 in any twelve-month period, to the Parent Entity so that the Parent Entity may (a) pay corporate operating expenses (including, without limitation, directors fees and expenses) and overhead expenses in the ordinary course of business and (b) pay taxes which are due and payable by the Parent Entity as part of the consolidated group consisting of the Parent Entity, the Company and the Company’s Subsidiaries;

(12) the cashless exercise of options or warrants;

(13) the making of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests of the Company; and

(14) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or the Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.10 shall be determined by the Board of Directors, as evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.10 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

Section 4.11.	Limitation on Sale of Assets.

The Company shall not and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is (a) with respect to transactions in excess of $2.5 million, determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the Trustee and (b) with respect to transactions in excess of $1.0 million but less than or equal to $2.5 million, certified by an officer’s certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of any of the three. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within sixty (60) days of receipt.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Indebtedness secured by such assets and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to purchase Replacement Assets or to make a capital expenditure.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute “Excess Proceeds.” Within thirty (30) days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an “Asset Sale Offer” to all Holders and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount of the Notes being purchased plus accrued and unpaid interest to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Sale Offer shall remain open for a period of 20 Business Days or such longer period as may be required by applicable law (the “Offer Period”). On the Purchase Date (as defined below), the Company shall purchase the principal amount of Notes required to be purchased pursuant to the immediately preceding paragraph above (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Within thirty (30) days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The

Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.11 and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the purchase price and the purchase date (which shall be no earlier than 20 Business Days nor later than thirty (30) Business Days from the date such notice is mailed, other than as may be required by law, the “Purchase Date”);

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer such Holder’s interest in the Note by book-entry transfer, to the Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall, subject to the provisions of this Section 4.11, select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On the Purchase Date, the Company shall, to the extent lawful and subject to the provisions of this Section 4.11, accept for payment on a pro rata basis to the extent necessary, the Offer Amount of Notes (or portions thereof) tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes (or portions thereof) were accepted for payment by the Company in accordance with the terms of this Section 4.11. The Paying Agent shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder, as the case may be, and accepted by the Company for purchase, and the Company shall promptly issue a new Note. The Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the respective Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.12.	Limitation on Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Section 4.13.	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or otherwise transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date hereof and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those in effect on the date hereof;

(2) this Indenture, the Notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or capital stock of any Person, or the property or assets of such Person, acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those in effect on the date of the acquisition;

(5) in the case of clause (3) of the first paragraph of this Section 4.13:

(a) restricting in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(6) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary;

(7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

(b) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined by the Company in good faith), and

(c) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes.

(9) obligations applicable to property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased, constructed, improved or leased of the nature described in clause (3) of the preceding paragraph;

(10) Liens permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the asset subject to such Lien;

(11) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.14.	Limitation on Transactions with Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a Board Resolution of the Company and an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.14 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an Independent Financial Advisor.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(3) transactions with any Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) transactions pursuant to or contemplated by any agreement of, or any instrument entered into or issued by, the Company or any Restricted Subsidiary as in effect on the date hereof (as such agreement or instrument is disclosed in the Offering Memorandum with respect to the offering of the Notes), or any amendment thereto or any replacement agreements so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement or instrument as in effect on the date hereof;

(5) Restricted Payments that do not violate the provisions of Section 4.10;

(6) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(7) loans or advances or reasonable compensation to employees of the Company in the ordinary course of business;

(8) loans to employees of the Company in connection with the purchase of Equity Interests of the Company by such employees up to $3.0 million in the aggregate;

(9) payment of fees by the Company to Freeman Spogli & Co. LLC for any financial or mergers and acquisitions advisory, financing, underwriting or placement services (whether structured as a fee or an underwriting discount) in connection with financings, acquisitions or divestitures, provided that (a) the fees for any such transaction shall not exceed the greater of 2% of the transaction value and 5% of the amount of any new equity invested by Freeman Spogli & Co. LLC in connection with such transaction and (b) each such payment shall be approved by a majority of the disinterested members of the Board of Directors of the Company; and

(10) issuances of Equity Interests (other than Disqualified Stock) of the Company.

Section 4.15.	Subordinated Notes

Notwithstanding anything in this Indenture to the contrary, (a) the Company shall comply with the terms of the Subordinated Notes and (b) the Company shall not, without the consent of the Trustee or Holders of a majority of the principal amount of the Notes, amend, modify, supplement or restate any of the Subordinated Notes in any manner that would adversely affect the rights of the Holders of Notes (including as to the subordination and redemption provisions contained in the provisions of the Subordinated Notes).

Section 4.16.	Change of Control.

(a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within thirty (30) days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating (1) that the Change of Control Offer is being made pursuant to this Section 4.16 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered shall continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.16 by virtue of such compliance.

(b) By 12:00 p.m. (noon) Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) If a Change of Control occurs, this Section 4.16 shall be applicable notwithstanding Article Three hereof.

(d) Notwithstanding anything to the contrary in this Section 4.16, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.16 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) the Company effects Legal Defeasance or Covenant Defeasance of the Notes under Article Eight hereof prior to the occurrence of such Change of Control or otherwise discharges this Indenture under Article Eight hereof.

Section 4.17.	Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the Subsidiary being so designated shall be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 4.09 hereof;

(2) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 4.10 hereof;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary thereof;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence immediately following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under Section 4.10 hereof;

(3) all Liens on any of the properties of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12 hereof; and

(4) no Default or Event of Default would be in existence immediately following such designation.

Section 4.18.	Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19.	Future Guarantees by Restricted Subsidiaries; Release of Subsidiary Guarantees

(a) If the Company acquires or creates a Domestic Subsidiary after the date hereof, then that newly acquired or created Domestic Subsidiary shall be a Restricted Subsidiary, and shall become a Subsidiary Guarantor and execute a supplemental indenture and deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a valid and binding obligation of such Domestic Subsidiary, enforceable against such Domestic Subsidiary in accordance with its terms (subject to customary exceptions) all within ten (10) Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

(b) The Subsidiary Guarantee of a Subsidiary Guarantor shall be released:

(1) in connection with any sale or other disposition of a majority of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale or other disposition complies with Section 4.11 hereof;

(2) in connection with any sale or disposition of all or substantially all of the assets of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor complies with Section 5.01 hereof:

(3) in connection with the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee pursuant to this Section 4.19, except a discharge or release by, or as a result of, a payment under such Guarantee;

(4) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(5) in connection with the liquidation, dissolution or winding up of a Subsidiary Guarantor.

Upon the occurrence of any of the foregoing events described in this Section 4.19(b), the Subsidiary Guarantor shall be released from its Subsidiary Guarantee upon receipt by the Trustee of a request by the Company accompanied by an Officer’s Certificate and an Opinion of Counsel certifying that all conditions specified in this Indenture for such release have been satisfied in accordance with the provisions of this Indenture. Upon receipt of the items specified in the preceding sentence, the Trustee shall deliver to the Company an appropriate instrument evidencing such release. Any Subsidiary Guarantee not so released remains liable for the full amount of principal of and interest on the Notes as provided in Article Eleven.

Section 4.20.	Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(a) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of Section 4.09 hereof;

(b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.11 hereof.

Section 4.21.	Limitation on Issuance and Sale of Equity Interests on Restricted Subsidiaries.

The Company shall not transfer, convey, sell, lease or otherwise dispose of, and shall not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company and, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(a) if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted under Section 4.10 hereof if made on the date of such issuance or sale; and

(b) the Company or such Restricted Subsidiary complies with Section 4.11 hereof.

Section 4.22.	Limitation on Subordinated Indebtedness.

The Company shall not incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is made expressly subordinate in right of payment to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness. No Subsidiary Guarantor shall incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Subsidiary Guarantor unless it is made expressly subordinate in right of payment to its Subsidiary Guarantee to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

ARTICLE FIVE

SUCCESSOR CORPORATION

Section 5.01.	Merger, Consolidation or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation, limited liability company, partnership or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia, and (ii) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(4) each Subsidiary Guarantor (if any), unless the Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation, limited liability company, partnership or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under this Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition complies with Section 4.11 hereof, including the application of the Net Proceeds therefrom.

In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) of the first paragraph of this Section 5.01 shall not apply to any merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Section 5.02.	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; and thereafter the predecessor Company shall be relieved of all further obligations and covenants under this Indenture and the Notes.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01.	Events of Default.

Each of the following is an “Event of Default”:

(1) default for thirty (30) days in the payment when due of interest on the Notes whether or not prohibited by the subordination provisions of this Indenture;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under Sections 4.16 and 4.11 and Article Five;

(4) failure by the Company or any of its Restricted Subsidiaries for thirty (30) days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date hereof, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to expiration of any applicable grace period after the Stated Maturity thereof; or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of sixty (60) consecutive days;

(7) except as permitted by this Indenture, any Subsidiary Guarantee issued by a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8) the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) makes a general assignment for the benefit of its creditors, or

(d) generally is not paying its debts as they become due; and

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian for the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the properties of the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for sixty (60) consecutive days.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.02.	Acceleration.

If an Event of Default specified in clause (8) or (9) of Section 6.01 occurs, all unpaid principal of, and accrued interest on, the Notes then outstanding shall become due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder. If an Event of Default (other than an Event of Default specified in clauses (8) and (9)) under Section 6.01 occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable immediately, by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the respective Event of Default and upon any such declaration such principal, premium, if any, and accrued and unpaid interest shall become immediately due and payable.

If any Event of Default occurs by reason of any willful action taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of paragraph 7 of the Notes, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action taken or not taken by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then, the premium specified in the second paragraph of paragraph 7 of the Notes shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

If (i) (A) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (1) all overdue installments of interest on all the Notes, (2) the principal of, and premium, if any, on any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes, (3) to the extent that payment of such interest is lawful, interest on the defaulted interest at the rate or rates prescribed therefor in the Notes, and (4) all money paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; (B) all Events of Default, other than the nonpayment of the principal of any Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture; and (C) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) the Holders of a majority in aggregate principal amount of then outstanding Notes give written notice to the Company, the Subsidiary Guarantor and the Trustee of their desire to rescind and annul a declaration of acceleration and its consequences, then such declaration of acceleration shall be deemed rescinded and annulled. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.03.	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name and as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04.	Waiver of Past Defaults.

Subject to Sections 6.07 and 9.02, the Holders of at least a majority in aggregate principal amount of Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in payment of interest or premium, if any, on, or the principal of, the Notes, including any optional redemption payments or Change of Control Payment or Asset Sale Offer payments.

Section 6.05.	Control by Majority.

The Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right, by an instrument or concurrent instruments in writing executed and delivered to the Trustee, to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under this Indenture or exercising any trust or power conferred on such Trustee; provided that the Trustee (i) may refuse to follow any direction that is in conflict with any rule of law or with this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be prejudicial to the rights of Holders not joining in the giving of such direction and (ii) may take any other action it deems proper that is not inconsistent with any such direction received from Holders. If the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking such action or following such direction.

Section 6.06.	Limitation on Remedies.

No Holder of any of the Notes shall have any right to institute any proceeding, judicial or otherwise, or for the appointment of a receiver or trustee or pursue any remedy under this Indenture, unless:

(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(2) the Holders of not less than 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to pursue such remedy, including, if applicable, to institute proceedings in respect of such Event of Default in its own name as Trustee under this Indenture;

(3) such Holder or Holders have offered to the Trustee reasonable indemnity and security satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(4) the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute such requested proceeding; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the outstanding Notes.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over other Holders.

Section 6.07.	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the Holder of any Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such Notes on the Stated Maturity therefor and to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such Holder.

Section 6.08.	Collection Suit by Trustee.

If an Event of Default in payment of principal, premium, if any, or interest specified in Section 6.01(l) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any Subsidiary Guarantor for the whole amount of principal, premium, if any, and interest remaining unpaid with respect to the Notes, and interest on overdue principal and premium, if any, and, to the extent lawful, interest on overdue interest, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation and expenses of the Trustee, its agents and counsel.

Section 6.09.	Trustee May File Proofs of Claim.

(a) The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, the Subsidiary Guarantor, its creditors or their property and may collect and receive any money or other property payable or deliverable on any such claims and to distribute the same.

(b) Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.	Priorities.

If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First:	to the Trustee for amounts due under Sections 6.08 and 7.07;

Second:	to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:	to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. The foregoing shall not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 hereof, or a suit by Holders or more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE SEVEN

TRUSTEE

Section 7.01.	Duties of Trustee.

The duties and responsibilities of the Trustee shall be as provided by the TIA. No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01. The Trustee shall not be liable for interest on any money or asset received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.	Rights of Trustee.

Subject to Section 7.01 (including the first sentence thereof):

(a) The Trustee may rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. In the absence of bad faith on the part of the Trustee, the Trustee shall not be liable for any action it takes or omits to take in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith which it believes to be authorized or within its rights, discretion or powers.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request, order or discretion.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit. If the Trustee shall determine to make such further inquiry or investigation, the Trustee shall be entitled, upon reasonable notice to the Company and in good faith, to examine the books, records and premises of the Company or any Subsidiary Guarantor, personally or by agent or attorney.

(i) Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article Four. In addition, the Trustee shall not be deemed to have notice of an Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless the Trustee shall have received written notice thereof at the corporate trust office of the Trustee, and such notice references the Notes and this Indenture.

Section 7.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and Guarantees and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or the Notes other than the Trustee’s certificate of authentication. The recitals contained herein are statements of the Company.

Section 7.05.	Notice of Defaults.

If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within thirty (30) days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note or a Default or Event of Default in complying with Section 5.01, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of Holders. This Section 7.05 shall be in lieu of the proviso to Section 315(b) of the TIA and such proviso to Section 315(b) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

Section 7.06.	Reports by Trustee to Holders.

Within sixty (60) days after each May 15 of each year, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Sections 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Company and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

The Company shall promptly notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof.

Section 7.07.	Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it in addition to the compensation for its services except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence or bad faith. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents, accountants, experts and counsel and any taxes or other expenses incurred by a trust created pursuant to Article Eight.

The Company shall indemnify the Trustee and its agents, employees, attorneys-in-fact, officers, directors and shareholders for, and hold it harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than franchise taxes imposed on the Trustee and taxes based upon, measured by or determined by the income of the Trustee), arising out of or in connection with the acceptance or administration of the trust or trusts hereunder (including its services as Registrar or Paying Agent, if so appointed by the Company), including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own negligence or bad faith. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense (and may employ its own counsel) at the Company’s expense; provided, however, that the Company’s reimbursement obligation with respect to counsel employed by the Trustee shall be limited to the reasonable fees and expenses of such counsel.

The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee as a result of the violation of this Indenture by the Trustee, or arising out of the Trustee’s negligence or willful misconduct.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, or interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, such expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law. The Company’s obligations under this Section 7.07 and any lien arising hereunder shall survive the resignation or removal of any Trustee, the discharge of the Company’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law.

Section 7.08.	Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee with the Company’s consent, which consent shall not be unreasonably withheld. The Company may remove the Trustee if:

(a)	the Trustee fails to comply with Section 7.10;

(b)	the Trustee is adjudged a bankrupt or an insolvent under any Bankruptcy Law;

(c)	a receiver or other public officer takes charge of the Trustee or its property; or

(d)	the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. As promptly as practicable after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.	Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking corporation, the resulting, surviving or transferee corporation or banking corporation without any further act shall, if such resulting, surviving or transferee corporation or banking corporation is otherwise eligible hereunder, be the successor Trustee.

Section 7.10.	Eligibility; Disqualification.

This Indenture shall always have a Trustee which shall be eligible to act as Trustee under TIA Sections 310(a)(1) and 310(a)(2). The Trustee must have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If the Trustee has or shall acquire any “conflicting interest” within the meaning of TIA Section 310(b), the Trustee and the Company shall comply with the provisions of TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, the Trustee shall resign immediately in the manner and with the effect hereinbefore specified in this Article Seven.

Section 7.11.	Preferential Collection of Claims Against the Company.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE EIGHT

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01.	Satisfaction and Discharge.

This Indenture, the Notes and the Subsidiary Guarantees shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1)	either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 13.09) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)	the Company has paid all other sums payable under this Indenture by the Company;

(4)	the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be; and

(5)	the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 8.02.	Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option by Board Resolution of the Company, at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

(b) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Company and, if it so selects, each Subsidiary Guarantor, shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 and the other Sections of this Indenture referred to in clauses (1), (2), (3) and (4) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(2) the Company’s obligations with respect to such Notes under Article Two and Section 4.04;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Company’s and each Subsidiary Guarantor’s obligations in connection therewith; and

(4) this Article Eight.

Subject to compliance with this Article Eight, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

(c) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company and any Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.03, be released from its obligations under Section 4.02, Sections 4.07 through Section 4.22 (inclusive) and clause (3) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(4), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03, Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6) and 6.01(7) shall not constitute Events of Default.

Section 8.03.	Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Legal Tender, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent registered public accountants, to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal of, premium, if any, and interest on the outstanding Notes on such Stated Maturity date or such redemption date;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding

Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Sections 6.01(8) and (9) apply, at any time in the period ending on the 123rd day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Subsidiary Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any applicable state bankruptcy, insolvency, reorganization or similar state law affecting creditors’ rights generally and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(g) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(h) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(i) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.04.	Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Obligations except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.05.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and the Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Article Eight; upon payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or any Subsidiary Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01.	Without Consent of Holders.

The Company, each Subsidiary Guarantor and the Trustee may modify, amend or supplement this Indenture or the Notes without notice to or consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s Obligations to the Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture or the Notes to any provision of the section “Description of Notes” in the Offering Memorandum to the extent that such provision in such section was intended to be a verbatim recitation of a provision of this Indenture or the Notes;

(7) to comply with the provisions described under Section 4.19 hereof; or

(8) to evidence and provide for the acceptance of appointment by a successor Trustee.

Upon the request of the Company and the Subsidiary Guarantor, accompanied by a Board Resolution of the Company and each Subsidiary Guarantor authorizing the execution of any such supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee may, but shall not be obligated to, join with the Company and each Subsidiary Guarantor in the execution of any supplemental indenture authorized or permitted by the terms of this Indenture and make any further appropriate agreements and stipulations that may be therein contained. After an amendment or waiver under this Section becomes effective, the Company shall mail to the Holders of each Note affected thereby a notice briefly describing the amendment or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 9.02.	With Consent of Holders.

Except as provided below in this Section 9.02, the Company, each Subsidiary Guarantor and the Trustee may amend this Indenture or the Notes with the written consent (including consents obtained in connection with a tender offer or exchange offer for Notes or a solicitation of consents in respect of Notes, provided that in each case such offer or solicitation is made to all Holders of then outstanding Notes on equal terms) of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

Upon the request of the Company and each Subsidiary Guarantor, accompanied by a Board Resolution of the Company and each Subsidiary Guarantor authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the Opinion of Counsel documents described in Section 9.06, the Trustee may, but shall not be obligated to, join with the Company and each Subsidiary Guarantor in the execution of such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance in a particular instance by the Company or any Subsidiary Guarantor with any provision of this Indenture or the Notes (including waivers obtained in connection with a tender offer or exchange offer for Notes or a solicitation of consents in respect of Notes, provided that in each case such offer or solicitation is made to all Holders of the then outstanding Notes on equal terms). However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, or interest on the Notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees;

(9) after an Asset Sale or Change of Control has occurred, amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.11 hereof or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.16 hereof, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under Sections 5.01 or 4.19(b) hereof, consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of their rights or obligations under this Indenture; and

(11) make any change in the preceding amendment and waiver provisions.

The right of any Holder to participate in any consent required or sought pursuant to any provision of this Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of this Indenture.

Section 9.03.	Compliance with Trust Indenture Act.

Every amendment to or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

Section 9.04.	Revocation and Effect of Consents.

A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, until an amendment, supplement or waiver becomes effective, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note. For such revocation to be effective, the Trustee must receive the notice of revocation before the date the amendment, supplement or waiver becomes effective.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver. If the Company elects to fix a record date for such purpose, the record date shall be fixed at such date as the Company may designate. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consent from the Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective also shall have been given and not revoked within such 90-day period.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (11) of Section 9.02. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.05.	Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.06.	Trustee Protected.

In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Article Seven) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment or supplement or waiver is authorized or permitted by and complies with this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

ARTICLE TEN

[INTENTIONALLY OMITTED]

ARTICLE ELEVEN

GUARANTEE

Section 11.01.	Unconditional Guarantee.

Each Subsidiary Guarantor hereby unconditionally guarantees on a senior basis to each Holder and to the Trustee the due and punctual payment of the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under this Indenture and the Notes by the Company whether at maturity, by acceleration, redemption, repurchase or otherwise, including, without limitation, interest on the overdue principal of, premium, if any, and interest on the Notes, to the extent lawful, all in accordance with the terms hereof and thereof; subject, however, to the limitations set forth in this Article Eleven.

Failing payment when due of any amount so guaranteed for whatever reason, each Subsidiary Guarantor shall be obligated to pay the same immediately. Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payments, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in such Subsidiary Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Subsidiary Guarantor, any amount paid by the Company or such Subsidiary Guarantor to the Trustee or such Holder, the relevant Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Subsidiary Guarantor agrees it shall not seek to enforce any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of the relevant Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of its Subsidiary Guarantee.

Section 11.02.	Limitation of Subsidiary Guarantor’s Liability.

Each Subsidiary Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the guarantee by such Subsidiary Guarantor pursuant to its Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of any federal, state or foreign law. To effectuate the foregoing intention, the Holders and such Subsidiary Guarantor hereby irrevocably agree that the obligations of such

Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

Section 11.03.	Execution and Delivery of Subsidiary Guarantees.

Each Subsidiary Guarantor hereby agrees that its execution and delivery of this Indenture or any supplemental indentures hereof shall evidence its Subsidiary Guarantee set forth in Section 11.01 without the need for any further notation on the Notes.

Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation relating to its Subsidiary Guarantee.

If an Officer of a Subsidiary Guarantor whose signature is on this Indenture, any Supplemental indenture no longer holds that office at the time the Trustee authenticates such Notes or at any time thereafter, such Subsidiary Guarantor’s Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of each Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

Section 11.04.	Severability.

In case any provision of this Subsidiary Guarantee shall be invalid, illegal or unenforceable, that portion of such provision that is not invalid, illegal or unenforceable shall remain in effect, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.05.	Execution of Guarantee.

To evidence its Guarantee to the Holders set forth in this Article Eleven, each Subsidiary Guarantor hereby agrees to execute the Guarantee in substantially the form included in Exhibit E, which shall be endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Subsidiary Guarantor hereby agrees that its Guarantee set forth in this Article Eleven shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. The Guarantee shall be signed on behalf of any Subsidiary Guarantor by two officers (who shall have been duly authorized by all requisite corporate actions), and delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Guarantee on behalf of such Subsidiary Guarantor. Such signature upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee, and in case any such officer who shall have signed the Guarantee shall cease to be such officer before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the Person who signed the Guarantee had not ceased to be such officer of such Subsidiary Guarantor.

ARTICLE TWELVE

[INTENTIONALLY OMITTED]

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01.	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by operation of TIA Section 318(c), the imposed duties shall control.

Section 13.02.	Notices.

Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by certified or registered mail (return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, addressed as follows:

If to the Company or any Subsidiary Guarantor:

Gregg Appliances, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Facsimile: (317) 848-8768

Attention: Treasurer

If to the Trustee:

Wells Fargo Bank, National Association

213 Court Street, Suite 703

Middletown, CT 06457

Attention: Corporation Trust Services

The Company or any Subsidiary Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication mailed to a Holder shall be mailed to him by first-class mail at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. If the Company or any Subsidiary Guarantor mails notice or communications to Holders it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03.	Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, each Subsidiary Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Subsidiary Guarantor to the Trustee to take any action under this Indenture (except with respect to the initial issuance of the Notes), the Company or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee, at the request of the Trustee:

(1) an Officers’ Certificate (which shall include the statements set forth in Section 13.05) stating that, in the opinion of the signers, the conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, such conditions precedent have been complied with and such other opinions as the Trustee may reasonably require.

Section 13.05.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that each person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of each such person, such covenant or condition has been complied with.

Section 13.06.	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or for a meeting of Holders. The Registrar or Paying Agent may make reasonable rules for its functions.

Section 13.07.	Legal Holidays.

If a payment date is a not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue for the intervening period.

Section 13.08.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, this Indenture, or any Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes.

Section 13.09.	Repayment to Company.

Subject to Section 7.07 and this Article Eight, the Trustee and the Paying Agent shall promptly pay to the Company, or if deposited with the Trustee by any Subsidiary Guarantor, to such Subsidiary Guarantor, upon request any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company, or if deposited by any Subsidiary Guarantor, to such Subsidiary Guarantor, upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date of payment of such principal and interest; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Company or a Subsidiary Guarantor. After payment to the Company or a Subsidiary Guarantor, as the case may be, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 13.10.	Governing Law.

THIS INDENTURE AND THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE UNDERSIGNED HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.

Section 13.11.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company, any Subsidiary Guarantor or any other Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12.	Successors.

All agreements of the Company and each Subsidiary Guarantor in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

Section 13.13.	Duplicate Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same instrument.

Section 13.14.	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

GREGG APPLIANCES, INC.

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Assistant Vice President

HHG DISTRIBUTING, LLC, as Subsidiary Guarantor

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	President and Secretary

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